CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 11 to Registration Statement No. 333-06935 of Morgan Stanley Special Value
Fund (the "Fund"), on Form N-1A of our report dated September 14, 2004, appearing in the July 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and
Independent Registered Public Accounting Firm" and "Financial Statements" in the
Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
September 29, 2004